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                                                      EXHIBIT 99


                 SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION

                                  REFORM ACT OF 1995


The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained, or incorporated by references, in the Company's Quarterly Report on Form 10-QSB for the nine months ended September 30, 1997 is forward-looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statements appear together with such statement. Also, the following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ from those expressed in the forward-looking statements.

IMPORTANT FACTORS TO CONSIDER

ACCUMULATED DEFICIT; OPERATING LOSSES

On September 30, 1997, the Company had an accumulated deficit of approximately $13.0 million and a working capital deficit of approximately $656,000. For the period from its inception through September 30, 1997, the Company incurred a net loss of approximately $13,025,000, which resulted primarily from a $11.4 million accounting charge under FASB 121 recorded in fiscal year ended December 31, 1996. The Company's ability to achieve profitability is dependent upon the successful operation of gaming establishments at the Gold Coin and the Toledo Palace and the diversification of its operations into other locations or lines of business. There can be no assurance that the Company will achieve profitability as a result of these operations or otherwise.

OBLIGATION TO PRIME PROPERTIES

The Company's obligation due to Prime Properties in connection with the December 1994 acquisition of the Gold Coin is evidenced by a three-year promissory note in the original principal amount of $3.0 million, which note is secured by the Company's sublease with Prime Properties for the Gold Coin premises (the "Prime Note"). As of September 30, 1997, the principal amount outstanding on the Prime Note was $285,000. Such amount matures in its entirety on December 22, 1997. If the Company defaults in its obligation under the Prime Note, it would lose all its interests in the Gold Coin, which loss would materially and adversely affect the financial condition and business of the Company.

TERMINATION OF LOUISIANA OPERATIONS IN 1999; NEED TO DIVERSIFY

In November 1996, residents in 35 out of 64 parishes in Louisiana, including both parishes in which the Gold Coin and the Toledo Palace are located, voted to discontinue video poker effective June 30, 1999. At this time, the Company has no operations other than the Gold Coin and the Toledo Palace. Currently the Company is seeking to develop or acquire interests in gaming operations at other locations so it will have positive cash flow by 1999; however, there can be no assurance that the Company will be able to develop or acquire such new operations by that time.

POSSIBLE LOSS OF SUBLEASE AND OPERATING RIGHTS TO GOLD COIN; FORFEITURE OF ALL MONIES PAID IN CONNECTION WITH GOLD COIN TRANSACTIONS

A Note in the original principal amount of $3,000,000 payable to Prime Properties in equal quarterly installments through December 22, 1997 (the "Prime Note") is secured by the Company's sublease with Prime Properties for the

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Gold Coin premises.  In the event the Company defaults on the Prime Note,
Prime Properties could terminate the Company's sublease and its rights relating to the establishment license for the Gold Coin.

POSSIBLE INABILITY TO MEET DEBT SERVICE; RISK OF SEVERE LIMITATION ON BUSINESS

As of September 30, 1997, the principal amount of the Company's indebtedness under the Prime Note with respect to the Gold Coin was approximately $285,000, payable in full on December 22, 1997. The Company is dependent on cash on hand and cash flow from operations to pay debt service on the Prime Note, as well as anticipated and unanticipated cash requirements. If cash on hand and cash flow from operations are insufficient to meet the debt service and other cash requirements, the Company will need to seek additional financing. There can be no assurance that the Company will be successful in obtaining additional financing or that such financing, if obtained, will be on terms favorable to the Company. If the Company defaults in its obligations under the Prime Note, it would lose its interests in the Gold Coin and the Woodlands, including the Toledo Palace, which would materially and adversely effect the business of the Company.

POSSIBLE LOSS OF SUBLEASE FOR GOLD COIN DUE TO TERMINATION OF OVER-LEASE

Simultaneously with the closing of the Company's initial public offering in December 1994, the Company entered into an 18-year sublease with Prime Properties for the Gold Coin premises at the 76 Truck Plaza. The sublease is subject to the terms and conditions of the lease between Prime Properties, the operator of the 76 Truck Plaza, as lessee and National Auto Truck Stops, Inc. ("National"), as lessor (the "Over-Lease"). Although National is aware of the Company's use of the Gold Coin facilities, National has not yet granted its written consent to the sublease, as required by the Over-Lease. The Over-Lease expires September 30, 1999, subject to the right of Prime Properties to extend the term for up to five successive three-year periods. Prime Properties is not contractually obligated to the Company to exercise its right to extend the Over-Lease at the end of its term or any renewal term. In addition, National has the right to terminate the Over-Lease under certain circumstances, including if Prime Properties defaults, under the terms of the Over-Lease, or if Prime Properties does not renew a franchise relationship between National and Prime Properties. The termination of the Over-Lease upon the expiration of its terms (or any renewal term), or as a result of a breach by Prime Properties or otherwise, will result in the termination of the Company's sublease for the Gold Coin gaming facility premises, and any such termination would have a materially adverse effect on the operations and the financial condition of the Company.

TAXATION OF GAMING OPERATIONS

Gaming operators are typically subject to significant taxes and fees in addition to federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect the results of operations of the Company. Under Louisiana law, approximately 32.5% of gaming revenues (after payout of winnings) generated by the Gold Coin and the Toledo Palace is payable as gaming taxes to the State of Louisiana, and there can be no assurances that tax rates, fees or other payments to the State applicable to the Company's gaming operations will not be increased in the future.

POSSIBLE LOSS OF ESTABLISHMENT LICENSE

Effective January 1, 1996, in order for the maximum of 50 video lottery devices ("VLT's") to be operated at a truck stop location in Louisiana, the truck stop must meet certain requirements relating to its operation as a truck stop, including the operation of a 24-hour restaurant, the availability of mechanic services 24 hours/7 days a week, paved parking for at least 50 18-wheeled vehicles and the sale of at least 100,000 gallons of fuel per month, of which 40,000 gallons must be diesel fuel. The Company believes that the Woodlands, and the 76 Truck Plaza, at which the Gold Coin is located, currently satisfy these requirements. The failure of either location to meet the standard for maintaining a truck stop gaming establishment could cause the number of VLTs permitted to be operated at such location to be decreased or eliminated, which could have a material adverse impact on the revenue of the Company. Moreover, if Prime Properties (which operates the 76 Truck Plaza at which the Gold Coin is located) or the Company (which operates the Woodlands) loses its fuel franchise for any reason, the truck stop would no longer qualify as a site for a gaming establishment.

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NEED FOR ADDITIONAL FINANCING

The Company believes, although there can be no assurance, that existing cash, together with anticipated cash flows from operations, will be sufficient to satisfy its current on-going, liquidity and capital requirements for the next twelve months. After twelve months, the Company may require additional capital to fund operations and growth opportunities. If such additional financing is not available, this would have a materially adverse effect on the financial condition and operations of the Company. The Company may require additional financing for acquisition of other gaming businesses when and if the opportunity to acquire such businesses arises; in particular, after June 1999 when its operations in Louisiana will be required to close. Management of the Company is actively seeking other opportunities both within and outside of the United States. There can be no assurance that management will be successful in identifying such opportunities, financing such acquisitions or investments or implementing such transactions. The failure to do so will have a material adverse effect upon the Company's financial condition and results of operations. The Company's ability to obtain additional financing may be limited for a number of reasons, including the fact that a substantial portion of the Company's assets are subject to liens. There can be no assurance that such financing will be available on terms favorable to the Company or at all.

LICENSING AND REGULATION

The Company's operations will be subject to regulation by each jurisdiction in which it plans to conduct business, as well as federal laws and the laws of any foreign country in which it seeks to operate. Each of the Company's officers, directors, managers and principal stockholders, as well as persons who have more than a 5% income or profit interest in, or who exercised significant influence over the activities of, the Company will be subject to strict scrutiny and approval of the gaming commission or other regulatory body of each jurisdiction in which the Company may conduct gaming operations. The Company has not been, and cannot be, licensed in Louisiana to directly own or operate VLTs because of the residency requirements for such a license. The ownership, operations and management of the VLTs at the Gold Coin and the Toledo Palace have been undertaken by Chrysolith, a video machine operator licensed in the State of Louisiana. If Chrysolith's licenses are revoked, not renewed or are otherwise impaired, the Company would either have to enter into an agreement with another Louisiana-licensed VLT operator, or terminate gaming operations at the locations at which Chrysolith owns, operates and maintains VLTs. There can be no assurance that the Company could enter into an agreement with another Louisiana-licensed VLT operator expeditiously or on acceptable terms, if at all. In such event, and if it were unable to do so, the Company's operations and financial condition would be materially adversely affected. The Company owns 49% of the Class B membership units in Chrysolith.

The failure to obtain any license for properties upon which the Company plans to operate or manage a gaming establishment in the future would have a materially adverse effect on the Company's business. Obtaining required licenses can be time consuming and costly with no assurance of success. In addition, the Company is subject to changes in the laws of the jurisdictions in which it operates, which could materially limit the Company's ability to conduct business profitably. In the event that a required license is not granted for any particular location, the Company's options would include effecting a transfer of substantially all the related gaming assets to a different location or selling its interest in the gaming operations at that location to a third party. There can be no assurance that the Company would be able to relocate gaming assets or sell its interests on acceptable terms or at all, and the inability to do so would have a materially adverse effect upon the business and prospects of the Company.

COMPETITION

The Company faces a high degree of competition from a large number of participants in the gaming business. The Gold Coin and the Toledo Palace compete with numerous existing and proposed gaming operations in Louisiana and, to a lesser extent, adjacent portions of Mississippi, including truck stop sites which contain VLTs, comprehensive land-based and riverboat casinos, Native American gaming ventures and other forms of legalized gambling. In addition, under Louisiana law racetracks and off-track betting parlors may install an unlimited number of VLTs, and establishments with alcoholic beverage licenses, such as restaurants and bars, as well as hotels, are eligible to apply for a license to operate up to three VLTs. Many of the Company's competitors and potential competitors have greater financial and marketing resources, have significantly more experience in operating gaming facilities, operate a greater number and variety of gaming facilities, and have better sites, than the Company. The Company believes that competition in the gaming industry is based on the quality and location of gaming facilities,

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the effectiveness of marketing resources and customer service and satisfaction. There are four gaming operations within five miles of the Gold Coin and one gaming operation within five miles of the Toledo Palace, all of which contain 50 VLTs, as well as numerous restaurants, bars and hotels which are limited to three VLTs each. As of September 1, 1997, there were approximately 95 truck stops with VLTs and three land-based casinos on Native American reservations in Louisiana, and a significant number of gaming license applications pending in the State. In addition, the Company will likely face significant competition if it begins operations in geographical areas other than Louisiana.

DEPENDENCE ON CHRYSOLITH

The Company does not have, and will not be able to obtain, a license to own or operate VLTs in Louisiana because such licenses may be granted only to Louisiana residents or entities which are at least 51% owned by Louisiana residents. The Company has entered into agreements with Chrysolith pursuant to which Chrysolith operates the VLTs at the Gold Coin and at the Toledo Palace. If for any reason Chrysolith or its 51% shareholder is determined by the Louisiana Gaming Authorities to be in violation of Chrysolith's license or of Louisiana law and regulations, and Chrysolith subsequently loses its operator's license, or such license is limited or modified, the Company would need to immediately replace Chrysolith with another Louisiana licensee to operate the Toledo Palace and the Gold Coin. Any such licensed operator would then be required to own or obtain VLTs for these gaming facilities. Although the Company believes that a substitute for Chrysolith could be located, there can be no assurance that the Company could find such a replacement quickly or in a timely way, or that such a licensee would agree to operate VLTs at the Toledo Palace and the Gold Coin on terms acceptable to the Company. There can be no assurance that Chrysolith will be able to successfully operate the VLTs at the Gold Coin and Toledo Palace. If the Company were required to find a replacement for Chrysolith and were unable to do so expeditiously, its business and financial condition would be materially adversely affected.

LIABILITY INSURANCE

The Company currently maintains and intends to maintain general liability insurance with coverage limits of $1,000,000 per occurrence, $2,000,000 per year in the aggregate. The Company also maintains a $1,000,000 umbrella liability insurance policy (with a $10,000 self-insured retention). There can be no assurance that liability claims will not exceed the coverage limits of such policies or that such insurance will continue to be available on commercially reasonable terms or at all. There can be no assurance that such insurance will be adequate to cover unanticipated liabilities.

NO DIVIDENDS

The Company has not paid any dividends to date on its Common Stock, and does not expect to declare or pay any dividends in the foreseeable future. The Company intends to retain future earnings for investment in its business.

DELISTING OF THE COMPANY'S SECURITIES AND RISK OF LOW-PRICED SECURITIES

On July 8, 1997 the Company filed a Form 8-K which reported among other things that the Company's common stock and warranties were delisted from the NASDAQ Small Cap Market effective June 25, 1997.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. In addition, if the Company's securities are not quoted on NASDAQ, or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9

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promulgated under the Securities Exchange Act of 1934, as amended for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share. The Company's securities are subject to the regulations applicable to penny stocks. The market liquidity for the Company's securities could be severely affected. The regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK

The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" Preferred Stock, with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without further stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no current plans to issue any shares of Preferred Stock. However, there can be no assurance that Preferred Stock will not be issued at some time in the future.


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